Exhibit 99.1

Health Systems Solutions Appoints Three New Members to Board of Directors - Jack Price, Dr. Kathryn Bowles and Dr. Michael Breiner

New York, New York, May 1, 2008 - Health Systems Solutions, Inc. (OTCBB: HSSO) today announced the appointment of Jack Price, Dr. Kathryn H. Bowles and Dr. Michael Breiner to its Board of Directors.

“Our goal was to have our Board of Directors reflect the rapidly evolving dynamics of both technology and healthcare. Our new Board members are accomplished and successful leaders from the business world, academia and clinical medicine. Jack Price successfully led Philips Medical Systems, one of the world’s largest medical technology businesses; Dr. Kathy Bowles is a renowned educator and researcher in Nursing and Telemedicine; and Dr. Mike Breiner is both a user of medical technology as a practicing physician and a vocal advocate on national healthcare issues. I am delighted with the diversity of experience we have added to our Board and I have every confidence that our Board of Directors will guide us to the next level of growth,” said Stan Vashovsky, Chairman and CEO of HSS.

The HSS Board of Directors will remain a five-person Board. To accommodate the addition of the new Board members, Batsheva Schreiber, Randall Frapart and Wayne LeRoux, have tendered their resignations. Steven Katz will remain as Chairman of the Audit Committee and Stan Vashovsky will continue in his position as Chairman of the Board.

Mr. Vashovsky added “We are grateful to our outgoing Board members for their leadership and dedicated service to HSS. They have served our company well and we wish them continued success. As we continue to grow and expand our product portfolio across the healthcare continuum, we have added additional knowledge sets that will help us execute our strategy of being best-in-class in each category in which we compete.”

Biographies of new Board Members:

Jack Price brings over 35 years of international executive management experience to the Board. Mr. Price spent 31 years at Philips Medical Systems, the last seven of which as President for Phillips’ North American businesses. Under Mr. Price’s leadership as President, Philips Medical Systems revenues climbed by almost 40% annually - from $495 million to $3.5 billion - through a combination of organic growth and acquisitions. Mr. Price has also held leadership positions with General Electric where he was General Manager of the Global X-Ray Business and Vice President of Marketing for Europe, the Middle East, and Africa.

After retiring from Philips in 2003, Mr. Price founded J. Price & Associates which offers business product strategy to emerging hi-technology providers to medical and imaging device companies, as well as to major hospital systems throughout the United States. From 2003 to 2006, Mr. Price was President of VSM Medtech, a Canadian-based medical technology company. Mr. Price currently serves as President and CEO of NovaRay Inc., an early-stage cardiac catheterization equipment company.

Dr. Kathryn Bowles, Ph.D., RN, FAAN is an Associate Professor and Director of the Health Informatics Minor at the University of Pennsylvania School of Nursing and the NewCourtland Center for Transitions and Health. She is an internationally recognized author and researcher, and leading expert as evidenced by a multitude of research papers, publications and professional interviews on health information technology. Dr. Bowles’ work includes using telehealth monitoring for chronic care management and information systems to support post-acute referral decision making, document nursing care, and assess health related quality of life, all with the elderly population.

Dr. Bowles has been recognized for her research achievements in decision science and telehealth. To honor her research achievements, she received the Distinguished Alumni Award in Natural Science from Edinboro University of Pennsylvania and the Leadership in Nursing Research Medallion from the Villanova University School of Nursing Alumni Society. In recognition of her work in telehealth, she has been funded by the National Institute of Nursing Research and the Centers for Disease Control and received the Lillian Sholtis Brunner Award for Innovative Practice in Nursing, awarded by the University of Pennsylvania Society of the Alumni. Dr. Bowles is an active member of the American Medical Informatics Association, the American Nurses Association, and Sigma Theta Tau International Nursing Honor Society. Dr. Bowles is the Beatrice Renfield Visiting Nurse Scholar with the Visiting Nurse Service of New York.

Dr. Michael Breiner is a board-certified plastic surgeon who founded the Southwest Virginia Center for Cosmetic, Plastic and Reconstructive Surgery in Roanoke, Virginia. He received his BS in Chemistry magna cum laude from Hampden-Sydney College in 1982 and his MD from Eastern Virginia Medical School in 1985. His professional training includes prestigious fellowships at the University of Miami and Harvard University.

Throughout his educational and professional careers, Dr. Breiner has amassed honors and awards from membership in Phi Beta Kappa to Who’s Who Among Up-and-Coming Young Americans, Man of the Year (American Biographical Institute) to 2000 Outstanding Intellectuals of the 20th Century (International Biographical Centre, Cambridge, England). Dr. Breiner is a recognized leader in technology-driven approaches to medicine, ranging from skin cancer prevention, trauma patients and wound care to plastic and reconstructive surgery (in which he holds a patent for improved surgical procedure). He is a recognized teacher, author and media expert on all facets of plastic, cosmetic and reconstructive surgery.

About Health Systems Solutions:

HSS is a technology and services company dedicated to bringing innovation to the health care industry. Our objective is to leverage current and next-generation technologies to offer value-added products and services which will generate improved clinical, operational and financial outcomes for our clients. The HSS portfolio of products and services extends across many segments of health care including home health care, medical staffing, acute and post-acute facilities, and telehealth/telemedicine, grouped into three segments: technology solutions, software and consulting.

For more information on HSS:
Michael G. Levine, Chief Financial Officer & Executive Vice President
Michael.Levine@hssglobal.com
(212) 798-9405